                                                                    Exhibit 4(b)


  FIRST SUPPLEMENTAL INDENTURE, dated as of April __, 1994, to the Indenture dated as of January 26, 1994 (hereinafter the "Original Indenture"), between Coeur d'Alene Mines Corporation, a corporation duly organized and existing under the laws of the State of Idaho (hereinafter referred to as the "Company"), and Bankers Trust Company, a corporation duly organized and existing under the laws of the State of New York (hereinafter referred to as the "Trustee").

  WHEREAS, the Company and the Trustee entered into the Original Indenture providing for the creation, execution, authentication and delivery of $100,000,000 principal amount of 6 3/8% Convertible Subordinated Debentures Due 2004 of the Company;

  WHEREAS, the Company has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement and amend the Original Indenture, by amending and adding certain provisions thereof; and

  WHEREAS, Section 9.01 of the Original Indenture provides, among other things, that the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental to the Original Indenture for the purpose, inter alia, of curing any ambiguity or making such other change that does not materially adversely affect the legal rights of any holders of outstanding Debentures.

  NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                  ARTICLE ONE
                                  DEFINITIONS

  Except as otherwise defined in or amended by this First Supplemental Indenture, the capitalized words and terms used herein shall have the respective meanings set forth in the Original Indenture.


                                  ARTICLE TWO
                     MODIFICATION OF THE ORIGINAL INDENTURE

  Section 10.11 of the Original Indenture is amended in its entirety to read as follows:

   Section 10.11. Adjustment for Adverse Tax Consequences. The Company may make such reduction in the conversion price, in addition to those required by

  Sections 10.06, 10.07, 10.08, 10.09 and 10.10 of this Article, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.



                                 ARTICLE THREE
                            MISCELLANEOUS PROVISIONS

  A. The Original Indenture, as amended and modified by this First Supplemental Indenture, hereby is in all respects ratified, confirmed and approved.

  B. This First Supplemental Indenture shall be construed in connection with and as a part of the Original Indenture.

  C. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

  D. This First Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York.

  Bankers Trust Company hereby accepts the trusts in this First Supplemental Indenture declared and provided, upon the terms and conditions hereinabove set forth.

  IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        COEUR D'ALENE MINES CORPORATION



                                        By:    ------------------------------
                                               Name:
                                               Title:


SEAL

Attest:



- ------------------------------
        Secretary


                                                BANKERS TRUST COMPANY



                                                By:   -------------------------
                                                      Name:
                                                      Title


SEAL

Attest:



- -------------------------------










                                       3